                                                                  EXHIBIT (c)(2)


                              Duff & Phelps, LLC

         311 SOUTH WACKER DRIVE, SUITE 4200 . CHICAGO, ILLINOIS 60606
                      312 / 697-4600 . FAX 312 / 697-0114

--------------------------------------------------------------------------------

                        PhyAmerica Physician Group Inc.

                              [LOGO]  PhyAmerica
                                        Physician Services, Inc.

        Presentation to the Special Committee of the Board of Directors
                                September 2001

--------------------------------------------------------------------------------

 The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us.
  Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

                                                              [LOGO]  PhyAmerica
                                                        Physician Services, Inc.
Introduction                                            ------------------------
================================================================================

Description of Engagement
-------------------------

[_] Duff & Phelps, LLC ("Duff & Phelps") has been retained by PhyAmerica Physician Group, Inc. (the "Company" or "PhyAmerica"), on behalf of the Special Committee ("Special Committee") of the Board of Directors of the Company, to serve as independent financial advisor to the Special Committee in connection with a contemplated transaction involving the Company.

[_] The Special Committee is considering a cash out merger and privatization transaction proposed by Steven M. Scott, M.D., chairman, chief executive officer and majority shareholder of the Company (the "Purchaser"), to acquire the approximately 43% of the Company's outstanding common stock that is not owned or controlled by him or his family members or affiliates (the "Proposed Transaction").

[_] Specifically, Duff & Phelps will assist the Special Committee in evaluating the financial provisions of the Proposed Transaction.

       . However, it is explicitly understood that the examination and valuation of pending derivative litigation claims is outside the scope of Duff & Phelps' analysis.

       . Furthermore, it is our understanding that the Special Committee has engaged the services of two individuals, Professor Lawrence Hamermesh and Bob Unterberger, to examine and value the pending derivative claims.


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

Introduction
================================================================================

Overview of the Proposed Transaction

[_] Dr. Scott proposes to purchase all of the outstanding common stock held by the shareholders other than those held by him or his family or affiliates for an aggregate purchase price of $2.76 million, or $0.15 per common share.

[_] PhyAmerica's stock was delisted from the New York Stock Exchange and began trading on the OTC Bulletin Board System on January 4, 1999.

[_] The Company's common stock has been trading for less than $0.20 per share during the past 52 weeks (see the daily stock price and volume chart for the period 9/1/00 to 9/3/01 on page 4).

       . On the day preceding the announcement of the Proposed Transaction, the stock was trading at $0.10 per share;

       . During the 30-day period before the announcement of the Proposed Transaction, the stock was trading at an average price of $0.12 per share; and

       .   As of September  3, 2001, the stock was trading at $0.07 per share.


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

Introduction
================================================================================

[_] Historically, trading volume in the Company's common stock has been very low. During the past 52-week period, 51 trading days experienced no trading volume in the Company's stock. The table below summarizes average trading volume in the Company's stock.


                       PhyAmerica Physician Group, Inc.
                        Daily Historical Trading Volume


                      Last         30-Day Period Prior
                 52-Week Period     to Annnouncement       Last 30 Days
                9/1/00 to 9/3/01  10/13/01 to 11/27/01  7/20/01 to 8/31/01
                ----------------  --------------------  ------------------

      Mean          30,810              17,220               22,840
      Median         5,550               8,500                1,800

      ====================================================================


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

Introduction
================================================================================

                       PHYAMERICA PHYSICIAN GROUP, INC.
                         Daily Stock Price and Volume
                              09/01/00 - 09/03/01


                                    [GRAPH]

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

Introduction
================================================================================

Background of the Proposed Transaction
--------------------------------------

[_] Dr. Scott founded the Company in 1977 to assist hospitals staff their emergency departments.

[_] Dr. Scott served as Chairman of the Board of Directors until May 29, 1996, when a bank-initiated turnaround group began running operations.

[_] He was re-elected Chairman on January 14, 1997, and re-appointed President and CEO on March 1, 1997.

[_] According to management, the Company's poor historical financial performance, as discussed in its publicly available filings with the Securities and Exchange Commission, is highlighted by competitors during the bidding process for hospital contracts, thereby giving competitors an edge in securing new contract opportunities.

[_] Dr. Scott feels the Company could eliminate its public filing costs and adopt a longer-term perspective without public investor oversight.

[_] Subsequently, Dr. Scott presented the Proposed Transaction at the Company's Board of Directors meeting in November 2000.

[_] In early 2001, and subsequent to Dr. Scott's announcement of the Proposed Transaction, Team Health, a PhyAmerica competitor, engaged in discussions and an investigative process with the Company to analyze a potential acquisition of PhyAmerica. Ultimately, Team Health decided not to make an acquisition or merger proposal for the Company.

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

Introduction
================================================================================

Scope of Analysis
-----------------

[_] Reviewed Company historical financial statements and descriptive information.

[_] Met with PhyAmerica's senior management in Raleigh, North Carolina to discuss the history, current business operations, financial condition, future prospects and strategic objectives of the Company.

[_] Reviewed audited financial statements on SEC form 10K for the fiscal years ending December 31, 1994 to 2000, unaudited financial statements on SEC form 10Q for the period ending June 30, 2001, management's financial forecast for 2001, and certain other Company prepared financial information.

[_] Reviewed certain other relevant, publicly available information, including economic, industry and investment information.

[_] Projected PhyAmerica's future business results in a discounted cash flow analysis.

[_]  Analyzed historical financial performance of comparable public companies.

[_] Analyzed change of control transactions deemed similar to the Proposed Transaction.

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

Historical Financial Performance
================================================================================


Year-to-Date June 30, 2001 and Year end December 31, 1998 - 2000
----------------------------------------------------------------

[_] For the six months ended June 30, 2001, revenues were $166.5 million, EBITDA was -$4.2 million, EBIT was -$7.4 million and net loss was -$17.4 million.

     . Annualizing the Company's YTD revenue results indicates the Company will fall slightly short of forecast revenues of $335.1 million for 2001.

     . However, the Company's YTD and LTM profitability results are more indicative of the Company's historical performance than its optimistic forecast.

                                    Forecast          YTD June          LTM June                    December
                                                                                   -------------------------------------------
                                      2001              2001              2001           2000         1999            1998
                                      ----              ----              ----           ----         ----            ----
   Operating revenue, net         $  335,085         $  166,530      $   327,448   $    320,396  $   264,710      $  294,221

   EBITDA                              ($308)           ($4,217)        ($18,603)      ($22,975)    ($11,361)        ($6,547)
    -- EBITDA Margin                    -0.1%              -2.5%            -5.7%          -7.2%        -4.3%           -2.2%

   EBIT                              ($7,002)           ($7,384)        ($25,206)      ($29,636)    ($15,231)        ($9,981)
    -- EBIT Margin                      -2.1%              -4.4%            -7.7%          -9.2%        -5.8%           -3.4%

   Net loss                         ($17,238)          ($17,425)        ($40,329)      ($47,913)    ($32,663)       ($20,138)
    -- Net Margin                       -5.1%             -10.5%           -12.3%         -15.0%       -12.3%           -6.8%
==============================================================================================================================

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

Historical Financial Performance
================================================================================

June 30, 2001 Balance Sheet
---------------------------

[_] To fund ongoing operating losses, the Company has relied on various accounts receivable sale programs with NCFE.

     . Pursuant to old and new agreements which terminate at various dates beginning June 30, 2002, NCFE's purchase commitment is for a total of $295 million, resulting in approximately $38 million of availability as of June 30, 2001.

          [X] As of June 30, 2001, the Company received a total of $256 million related to the NCFE programs, consisting of $74 million related to billed receivables and $182 million related to future receivables.

          [X] Financing related to the sale of future receivables is reflected as long-term debt on the Company's balance sheet, which totaled $192 million as of June 30, 2001, including $182 million related to future receivables.

          [X] Management represented that as of June 30, 2001, the Company is in compliance with its covenants related to the NCFE accounts receivable sale programs.

     . Additionally, NCFE has agreed to provide the Company with a revolving line of credit of up to $20 million through June 30, 2002. As of June 30, 2001, there was no outstanding balance under the revolving line of credit.

     . The table on the next page summarizes the Company's historical financing levels related to the NCFE programs and total long-term debt.


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

Historical Financial Performance
================================================================================

Other
-----

[_] In the Company's latest Form 10-K filing as of December 31, 2000, the Company had Federal loss carryforwards of approximately $252 million and State loss carryforwards of approximately $268 million. These net operating loss carryforwards ("NOLs") expire at various dates to 2020.

       . The NOLs could result in future tax reductions to the Company. However, in order for the Company to benefit from these NOLs, it would need positive pretax income. Given the Company's significant operating losses it appears unlikely that the NOLs will be utilized anytime soon.

       . Through discussions with legal counsel to the Special Committee, it is our understanding that the Purchaser's ability to utilize the State and Federal NOLs upon successful completion of the Proposed Transaction is substantially limited under Section 382 of the Internal Revenue Code.

       . As such, we have not attributed any value in our analysis to these NOLs.


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

Historical Financial Performance
================================================================================


         Historical NCFE Program Balances and Long-Term Debt Balances

                                               6/30/01      3/31/01     12/31/00      9/30/00      6/30/00     3/31/00    12/31/99
                                              --------     --------     --------     --------     --------    --------    --------
NCFE Programs
Billed Receivables Purchased                  $  74,00     $ 73,000     $ 71,000     $ 81,000     $ 78,000    $ 74,000    $ 79,000
Future Receivables Purchased                  $182,000     $176,000     $167,000     $149,000     $143,000    $130,000    $117,000
                                              --------     --------     --------     --------     --------    --------    --------
Total Receivables Purchased                   $256,000     $249,000     $238,000     $230,000     $221,000    $204,000    $196,000
   Increase in Future Receivables Purchased   $  6,000     $  9,000     $ 18,000     $  6,000     $ 13,000    $ 13,000          NA

Total NCFE Purchase Commitment                $295,000     $295,000     $260,000     $260,000     $260,000    $260,000
Remaining Availability*                       $ 39,000     $ 46,000     $ 22,000     $      0     $      0    $ 17,000    $ 38,000

Revolving Credit Line                         $ 20,000     $ 20,000     $ 20,000     $ 20,000     $ 20,000    $ 20,000    $ 20,000
Outstanding Balance                           $      0     $      0     $      0     $      0     $      0    $      0    $      0
Remaining Availability                        $ 20,000     $ 20,000     $ 20,000     $ 20,000     $ 20,000    $ 20,000    $ 20,000

Total Availability Under NCFE
Programs and Revolving Credit Line            $ 59,000     $ 66,000     $ 42,000     $ 20,000     $ 20,000    $ 37,000    $ 58,000


Long-Term Debt                                $192,405     $185,961     $177,080     $152,845     $149,483    $139,941    $128,213

*    Per Company filings on SEC Forms 10Q and 10K.
==================================================================================================================================


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

Valuation and Financial Analysis
================================================================================

[_] In order to analyze the value of the Proposed Transaction from a financial point of view, we performed several generally accepted financial, analytic and comparative analyses, the results of which were considered as a whole. These analyses included:

       . discounting the Company's projected free cash flows to the present at a rate appropriate for their risk (Discounted Cash Flow Analysis or DCF);

       . comparing the financial performance and market valuation ratios of public companies comparable to the Company (Comparable Company Analysis); and

       . reviewing publicly available information on comparable sales (and other control transactions) of businesses deemed similar to the Company (Change of Control Analysis).


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

Valuation and Financial Analysis
================================================================================

Discounted Cash Flow ("DCF") Analysis
-------------------------------------

[_] DCF analysis focuses on the subject company's ability to generate free cash flow. Free cash flow is defined as cash that is available to invest in the business, service debt, or distribute to investors. We use reasonable projections of revenues, earnings, and reinvestment requirements to estimate the free cash flow a company will likely generate from its existing business.

[_] DCF analysis requires that the stream of free cash flows (including the continuing value) be discounted to the present at a rate of return that investors would require on an investment in the business. This rate of return (discount rate) should reflect the degree of perceived risk associated with achieving the projected results. The discount rate is a weighted average of the rates of return that investors would require for investing in the debt and equity securities of the subject company.

[_] To determine the enterprise value of PhyAmerica, we conducted three ten-year DCF analyses which are more fully described on the next page.

[_] Beyond the ten year projection period, we estimated the "continuing value" of the company by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. Our "continuing value" calculation is supported by implied multiples of terminal year EBITDA, NOPAT (debt-free net income) and revenues.


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

Valuation and Financial Analysis
================================================================================


[_] Three scenarios were considered in our discounted cash flow analysis:

      . Scenario 1 - Liquidation: PhyAmerica meets its 2001 budget (-0.7% EBITDA margin) but fails to realize additional operating improvements in 2002 and beyond. Under this scenario, the Company will require additional borrowings to fund ongoing operations. This scenario results in bankruptcy as early as 2002 as the Company exhausts remaining availability under the NCFE programs and the revolving credit facility.

      . Scenario 2 - Cash Flow Breakeven: PhyAmerica meets its 2001 budget (- 0.7% EBITDA margin) and quickly and dramatically improves operations in 2002 to significantly reduce costs (average EBITDA margin of 6.0%) and fund ongoing operations through cash generated by the business, thereby eliminating the Company's need to incur additional, incremental borrowings. 2002 operating improvements are sustained throughout the forecast period.

      . Scenario 3 - Industry Standard: PhyAmerica meets its 2001 budget (-0.7% EBITDA margin) and realizes operating improvements that result in a profitability level (EBITDA margin of 8.0%) comparable to Per-Se Technologies. The comparable public companies most comparable to PhyAmerica are Per-Se Technologies and Phycor, Inc. Of the these two companies, Per-Se has a significantly stronger balance sheet than either Phycor or PhyAmerica, and is also significantly more profitable. Therefore, our Scenario 3 analysis is the most aggressive in terms of improving the Company's operations, cash flow and profitability.


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

Valuation and Financial Analysis
================================================================================


Scenario 1 - Liquidation

[_] This scenario results in bankruptcy as early as 2002 as the Company exhausts remaining availability under the NCFE programs and the revolving credit facility.

[_] With respect to the Company's enterprise value under this scenario, we assessed the estimated liquidation value of the Company's assets*, net of working capital obligations (based on a June 30, 2001 balance sheet).

       . Based on this analysis, we determined an enterprise value range of $0 to $137 million. These values were determined by netting the estimated liquidation value of the Company's assets ($189.6 million, $119.6 million, 29.6 million) by working capital obligations of $52.5 million, calculated as follows (in $000s):

                 Estimated Liquidation Value of Assets                                        Working Capital Obligations
                 -------------------------------------                                        ---------------------------
       Cash                                                    $  2,449          Accounts payable                          $ 26,976
       Receivables @ 80%                                       $ 21,568          Accrued physicians fees and medical costs $ 17,607
       Property and equipment @ 50%                            $  5,544          Accrued expenses                          $  7,928
                                                                                                                           --------
       Off-balance sheet receivables @ 0%, 50%, 88%*   $ 0, $90,000, $160,000    Total                                     $ 52,511
                                                       ----------------------
       Total                                        $29,600, $119,600, $189,600

       . As such, the Company's common stock would become worthless under this scenario.



* Note: The Company's audited and unaudited balance sheets do not include possible off balance sheet assets related to future unbilled account receivables sold under certain NCFE programs. Net of reserves held by NCFE.

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

Valuation and Financial Analysis
================================================================================

Scenario 2 - Cash Flow Breakeven

Key DCF Assumptions
-------------------

[_] In 2001, the Company budget anticipates a 5.4% increase in revenue to $337.8 million due to the addition of new contracts surpassing the discontinuance of unprofitable contracts. Revenues are forecast to increase 5.0% per year for the remainder of the forecast period.

[_] EBITDA margins are projected to improve from -0.7% in 2001 to 6.0% in 2002 through 2010. EBITDA increases from -$0.3 million in 2001 to $31.4 million in 2010.

       . SG&A expenses as a percentage of revenue are projected to improve to 19.4% in 2002 from 25.5% in 2001.

       . Additionally, $2.1 million of incremental savings from the elimination of public filing costs are incorporated in our analysis.

[_]    Capital expenditures are forecast at $1.5 million per year.

[_]    Working capital needs are consistent with historical performance.

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

Valuation and Financial Analysis
================================================================================


                   Scenario 2 - Implied Enterprise Valuation


                          PhyAmerica Physician Group
         Summary Discounted Cash Flow Analysis -- Cash Flow Breakeven

                                                                           In $000s
                                      2001     2002      2003      2004      2005      2006     2007      2008      2009      2010
                                ---------------------------------------------------------------------------------------------------
Sales                              335,085   351,839   369,431   387,903   407,298   427,663  449,046   471,498   495,073   519,827
Sales Growth                           4.6%      5.0%      5.0%      5.0%      5.0%      5.0%     5.0%      5.0%      5.0%      5.0%

EBITDA                                (308)   21,283    22,347    23,464    24,638    25,869   27,163    28,521    29,947    31,444
Margin                                -0.1%      6.0%      6.0%      6.0%      6.0%      6.0%     6.0%      6.0%      6.0%      6.0%

EBIT                                (7,002)   14,966    16,030    21,891    23,138    24,369   25,663    27,021    28,447    29,944
Taxes @ 39.5%                       (2,766)    5,912     6,332     8,647     9,139     9,626   10,137    10,673    11,237    11,828
                                ---------------------------------------------------------------------------------------------------
NOPAT                               (4,236)    9,055     9,698    13,244    13,998    14,744   15,526    16,348    17,210    18,116

Plus: Depreciation & Amortization    6,694     6,317     6,317     1,574     1,500     1,500    1,500     1,500     1,500     1,500
Less: Working Capital                1,093       168       176       185       194       204      214       225       236       248
Less: Capital Expenditures            (662)   (1,500)   (1,500)   (1,500)   (1,500)   (1,500)  (1,500)   (1,500)   (1,500)   (1,500)
                                ---------------------------------------------------------------------------------------------------
Free Cash Flow                       4,188    14,039    14,691    13,502    14,192    14,947   15,740    16,572    17,446    18,364
                                ===================================================================================================

                                                                               Normalized WACC
                                                                    ------------------------------------
                                                                         14.5%       14.0%       13.5%
                                                                         ----        ----        ----
Continuing Value in 2010                                               202,790     214,246     226,849
Present Value of Continuing Value                                       60,004      65,882      72,573
Present Value of 2001-2010 Cash Flows                                   77,104      78,508      79,954
                                                                    ------------------------------------
Total Enterprise Value                                                $137,108    $144,390    $152,527
                                                                    ====================================

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

Valuation and Financial Analysis
================================================================================

Scenario 3 - Industry Standard

Key DCF Assumptions
-------------------

[_] In 2001, the Company budget anticipates a 5.4% increase in revenue to $337.8 million due to the addition of new contracts surpassing the discontinuance of unprofitable contracts. Revenues are forecast to increase 5.0% per year for the remainder of the forecast period.

[_] EBITDA margins are projected to improve from -0.7% in 2001 to 8.0% in 2002 through 2010. EBITDA increases from -$0.3 million in 2001 to $41.7 million in 2010.

       . SG&A expenses as a percentage of revenue are projected to improve to 17.4% in 2002 from 25.5% in 2001.

       . Additionally, $2.1 million of incremental savings from the elimination of public filing costs are incorporated in our analysis.

[_]    Capital expenditures are forecast at $1.5 million per year.

[_]    Working capital needs are consistent with historical performance.

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

Valuation and Financial Analysis
================================================================================

                           Scenario 3 - Implied Enterprise Valuation

                                      PhyAmerica Physician Group
                      Summary Discounted Cash Flow Analysis -- Industry Margins
                                            In $000s

                                          2001     2002     2003     2004     2005     2006      2007     2008     2009      2010
                                      --------------------------------------------------------------------------------------------
Sales                                   335,085  351,839  369,431  387,903  407,298  427,663   449,046  471,498  495,073   519,827
Sales Growth                                4.6%     5.0%     5.0%     5.0%     5.0%     5.0%      5.0%     5.0%     5.0%      5.0%

EBITDA                                     (308)  28,249   29,662   31,145   32,702   34,337    36,054   37,857   39,750    41,737
Margin                                     -0.1%     8.0%     8.0%     8.0%     8.0%     8.0%      8.0%     8.0%     8.0%      8.0%

EBIT                                     (7,002)  21,933   23,345   29,571   31,202   32,837    34,554   36,357   38,250    40,237
Taxes @ 39.5%                            (2,766)   8,663    9,221   11,681   12,325   12,971    13,649   14,361   15,109    15,894
                                      --------------------------------------------------------------------------------------------
NOPAT                                    (4,236)  13,269   14,124   17,891   18,877   19,866    20,905   21,996   23,141    24,343

Plus: Depreciation & Amortization         3,525    6,317    6,317    1,574    1,500    1,500     1,500    1,500    1,500     1,500
Less: Working Capital                     1,093      168      176      185      194      204       214      225      236       248
Less: Capital Expenditures                 (662)  (1,500)  (1,500)  (1,500)  (1,500)  (1,500)   (1,500)  (1,500)  (1,500)   (1,500)
                                     ---------------------------------------------------------------------------------------------
Free Cash Flow                            4,188   18,253   19,116   18,149   19,071   20,070    21,119   22,220   23,377    24,591
                                     =============================================================================================
                                                                                 Normalized WACC
                                                                       ---------------------------------
                                                                          14.5%      14.0%        13.5%
                                                                          ----       ----         ----
Continuing Value in 2010                                                 271,795    286,894      303,770
Present Value of Continuing Value                                         80,351     88,222       97,181
Present Value of 2001-2010 Cash Flows                                    101,122    102,998      104,930
                                                                       ---------------------------------
Total Enterprise Value                                                  $181,473   $191,220     $202,111
                                                                       =================================

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

Valuation and Financial Analysis
================================================================================


Discounted Cash Flow Analysis Summary
-------------------------------------

[_] Probability weighting the three scenarios yields a range of enterprise values of $80 million to $155 million (rounded), summarized below ($s in 000,000s):

                                                                                                         Probability Weighted
                                               EBITDA                            Value Range                  Value Range
                                                                                                      --------------------------
             Scenario                          Margin     Probability     Low       Middle     High    Low       Middle     High
       ------------------------------------  ---------  -------------- -------- ------------  ------  -------  ---------  ------
       Scenario 1 - Liquidation                 -0.8%        50.0%      $   0       $  68      $137    $   0     $   34    $  69
       Scenario 2 - Cash Flow Break Even         6.0%        25.0%      $ 137       $ 144      $153    $  34     $   36    $  38
       Scenario 3 - Industry Standard            8.0%        25.0%      $ 181       $ 191      $202    $  45     $   48    $  51
                                                                                                       -----     ------    -----
                                                                                                       $  80     $  118    $ 157
                                                                                                       -------------------------

[_] This enterprise value range represents the stand-alone value of PhyAmerica as a going concern. As such, it does not include any additional value attributable to the Company's cash and marketable securities, nor is it reduced by the Company's outstanding long-term debt.

       . Therefore, from our $80 million to $155 million enterprise value range, we would subtract net debt to determine an equity value available to common shareholders.

       . However, since the Company's June 30, 2001 long-term debt balance of $192 million is greater than our enterprise value range of $80 million to $155 million, the only equity value that theoretically exists is option value.

-----------------------------------------------------------   Duff & Phelps, LLC

Valuation and Financial Analysis
================================================================================

[_] To determine the option value associated with the Company's underlying common equity, we utilized the Black-Scholes option pricing model to derive a range of theoretical equity values.

[_]  Key option pricing model assumptions included ($ in 000s):

               Enterprise value (from DCF analysis)      $80,000 to $155,000
               Face value of debt* (as of 6/30/01)           $222,405
               Duration                                      12 months
               Risk free rate (1 year Treasury rate)          3.53%
               Volatility                                   20% to 40%

       * Includes next 12 months of accrued interest (program fees) of $2.5 million per month.

[_] Based on these assumptions, we derived a range of theoretical equity values of $0 to $1.9 million in the aggregate, or $0.00 to $0.04 per share of common stock, as shown in the tables below:

                    Total Equity Value                                                  Equity Value per Share
---------------------------------------------------------------------------------------------------------------------------------
                                  Enterprise Value                                                  Enterprise Value
                    $80,000,000    $118,000,000    $155,000,000                         $80,000,000   $118,000,000  $155,000,000
                   ---------------------------------------------                       ------------------------------------------
             20%    $         2    $     12,427         788,974                  20%    $      0.00   $       0.00  $       0.02
             25%    $       291    $    109,488    $  2,051,541                  25%    $      0.00   $       0.00  $       0.05
Volatility   30%    $     5,130    $    407,225    $  3,832,796     Volatility   30%    $      0.00   $       0.01  $       0.09
             35%    $    32,148    $    982,735    $  6,001,203                  35%    $      0.00   $       0.02  $       0.14
             40%    $   114,064    $  1,854,721    $  8,449,509                  40%    $      0.00   $       0.04  $       0.19
----------------------------------------------------------------   --------------------------------------------------------------

-------------------------------------------------------     Duff & Phelphs, LLC

Valuation and Financial Analysis
================================================================================

Comparable Company Analysis
---------------------------

[_] Comparable company analysis (1) assesses the attractiveness of the subject company as an investment relative to a group of similar, publicly traded companies and (2) compares valuation ratios to the subject company based on this assessment and an analysis of the valuation ratios of the comparable companies.

[_] Our qualitative and quantitative assessment of the subject company and the comparable companies includes historical financial performance, expected future performance and other investment considerations such as size and specific business risks.

[_] While it is very rare to find a public company that is exactly similar to the subject company, valuation practitioners can usually select a group, or several groups, of public companies that share similar business risks and opportunities.

[_] In fact, if two companies in two different industries have the same expected growth in earnings and the same risk profile, their valuation ratios may be very similar.

[_] Moreover, including companies that are not exactly similar to the subject company often highlights investment considerations that are manifested in the public market valuations.

[_] Given differences in size, services offered and profitability among the comparable companies and PhyAmerica, our comparable public company analysis was primarily utilized to compare and confirm the various valuation assumptions utilized in our DCF analyses.

-------------------------------------------------------     Duff & Phelphs, LLC

Valuation and Financial Analysis
================================================================================

                       PHYAMERICA PHYSICIAN GROUP, INC.
               ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES
                              VALUATION MULTIPLES
                                August 20, 2001

--------------------------------------------------------------------------------------------------------------------------------
                                     Price as a Multiple of                       Capitalized Value as a Multiple of
                                      Earnings Per Share                                 Operating Cash Flow             Price as a
                               -------------------------------               ------------------------------------------
                                                                   LTM                                         Latest    Multiple of
                                Latest     Projected   3-Year   Relative to    Latest    Projected    3-Year  12 Months'    Book
                               12 Months  Fiscal Year  Average    S&P 500    12 Months   Fiscal Year  Average  Revenues     Value
====================================================================================================================================
America Service Group (ASGR)     36.4x       24.8x      11.5x     141.1x         7.1x        6.8x       8.9x     0.24x       2.4x
Ameripath, Inc. (PATH)           32.1        20.6       37.3      124.6         11.7         8.4       16.0      2.81        3.3
Dynacq International (DYII)      23.5        16.9       35.3       91.0         12.1        10.0       36.2      5.49        9.3
National Data Corporation (NDC)  37.7        23.4         NA      146.3         14.7        10.6         NA      4.03        5.4
Per-Se Technologies (PSTI)         NM        47.2         NM         NM         15.7         7.9         NM      1.27         NM
Phycor, Inc. (PHYC)                NM          NA         NM         NM           NM          NA        1.8      0.53         NM

Range - High                     37.7        47.2       37.3      146.3         15.7        10.6       36.2      5.49        9.3
        Low                      23.5        16.9       11.5       91.0          7.1         6.8        1.8      0.24        2.4

Mean                             32.4        26.6       28.0      125.7         12.3         8.7       15.7      2.39        5.1
Median                           34.3        23.4       35.3      132.8         12.1         8.4       12.5      2.04        4.3
================================================================================================================================
PhyAmerica Physician Group         NM          NA         NM         NM           NM          NA         NM      0.59         NM
================================================================================================================================

S & P 500                        25.8        22.1
DJ Industrial Avg                22.5        20.3

__________________________________________
* Operating income plus depreciation and amortization.

Sources: Standard & Poor's Compustat Services, Inc. and First Call Corporation.

------------------------------------------------------------- Duff & Phelps, LLC

Valuation and Financial Analysis
================================================================================

                          PHYAMERICA PHYSICIAN GROUP
                       COMPARATIVE FINANCIAL PERFORMANCE
                             PROFITABILITY RATIOS
                                  1996 - 2001

                                   America                                        National
                                   Service                         Dynacq           Data          Per-Se      Phycor     -----------
                                    Group         Ameripath     International    Corporation   Technologies    Inc.       PhyAmerica
                                  -----------   -------------  ---------------  ------------   -------------- ---------  -----------
Gross Margins (%)
   LTM                               6.7             47.9          63.8             49.6           8.4          3.5          10.7
   2000                              9.7             52.1          63.4             49.6           7.0          6.3          10.7
   1999                             10.1             53.9           NA              47.6           1.6         13.8          12.9
   1998                             10.6             56.2           NA               NA           -0.9         16.8          10.3
   1997                              9.1              NA            NA               NA            NM          19.1           NA
   1996                              5.4              NA            NA               NA            NM          18.7           NA
   Five-Year Average                 9.0              NA            NA               NA            NM          14.9           NA

EBITDA Margins (%)
   LTM                               3.4             23.9          45.4             27.4           8.1         -1.7          -5.7
   2000                              6.1             24.0          42.0             27.4           7.0          3.9          -7.2
   1999                              5.5             25.7           NA              24.2           1.6         11.7          -4.3
   1998                              NA              27.5           NA               NA           -0.9         14.9          -2.2
   1997                              NA               NA            NA               NA            NM          16.7           NA
   1996                              NA               NA            NA               NA            NM          15.9           NA
   Five-Year Average                 NA               NA            NA               NA            NM          12.6           NA

Net Income Margins (%)
   LTM                               0.4              7.2          24.0              9.6          -6.1        -20.6         -13.2
   2000                              2.0              6.9          22.5              9.6           6.3        -29.5         -14.3
   1999                              1.7              8.8           NA               9.1         -15.4        -12.2         -11.8
   1998                              2.9              9.4           NA               NA          -85.1          2.2          -6.5
   1997                              1.3              NA            NA               NA            NM           4.8           NA
   1996                             -3.2              NA            NA               NA            NM           4.7           NA
   Five-Year Average                 0.9              NA            NA               NA            NM          -6.0           NA
                                                                                                                          ----------

Note:  Adjusted for special items.
Source: Standard & Poor's Compustat Services, Inc.

-----------------------------------------------------------   Duff & Phelps, llc

Valuation and Financial Analysis
================================================================================

Change of Control Transaction Analysis
--------------------------------------

[_] We analyzed 11 selected change of control transactions which occurred in the physician and healthcare staffing management industry since 1999.

     . During this period, there has been strategic and financial buyer activity in the physician and healthcare staffing management industry.

     . Generally, the target companies in our change of control transaction analysis had significantly stronger balance sheets and superior operating performance relative to PhyAmerica.

     . PhyAmerica's significant leverage and poor historical operating performance make it a highly unattractive acquisition target, even at the price level of the Proposed Transaction.

-------------------------------------------------------     Duff & Phelphs, LLC

Valuation and Financial Analysis
================================================================================

                        PHYAMERICA PHYSICIAN GROUP INC.
                       SELECTED COMPARABLE TRANSACTIONS
                                ($ in millions)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Target      Target
        Announ.                                                                         Equity     Enterprise      Target   Target
         Date               Target Name                      Acquiror Name               Value        Value       Revenues  EBITDA
====================================================================================================================================
        1/27/99          Team Health Inc.                 Private Equity Firms         $  334.4     $   336.9     $  547.8 $   59.1


        3/25/99      Sheridan Healthcare Inc.        Vestar/Sheridan Holdings, Inc.    $   58.7     $   155.5     $  112.9  $  19.2


        5/21/99      Sterling Healthcare Group         PhyAmerica Physician Group      $   69.3     $    83.0     $  110.9 -$  14.3


        6/14/99     Physicians Specialty Corp.               TA Associates             $   97.7     $   101.7     $   70.2  $  10.8


        6/25/99       Cross Country Staffing            Charterhouse Group Inc.        $  150.0     $   150.0     $  126.4       NA


         9/8/99       Datamedic Holding Corp.             Infocure Corporation         $   26.3     $    26.3     $   20.0       NA


        11/2/99      Optimum Home Health, Inc.      National Home Health Care Corp.    $    4.4     $    4.4      $   20.0       NA


        3/29/00   Correctional Physician Services,    America Service Group, Inc.      $   14.0     $    14.0     $   41.0       NA
                               Inc.

        4/24/00    Correctional Health Services       America Service Group, Inc.      $   17.0     $    17.0     $   19.0       NA


         8/3/00     Phycor of New Britian, Inc.       Grove Hill Medical Center PC     $   15.5     $    15.5           NA       NA


        11/7/00  Phycor, Inc, - 5 medical clinics   Physician groups affiliated with   $   38.0     $    38.0           NA       NA
                                                     the respective medical clinics
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       $    6.4     $   159.3     $  326.2 -$  17.7
        11/14/00*    PhyAmerica Physician Group, Inc.           Majority Shareholder
                                                                                       $    6.4     $   196.4     $  327.4 -$  18.6
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Enterprise Value/
        Announ.                                                                            EBITDA   Target Net   -------------------
         Date                  Target Name                        Acquiror Name            Margin   Income       Revenues    EBITDA
====================================================================================================================================
        1/27/99              Team Health Inc.                 Private Equity Firms          10.8%     $ 21.6        0.62x     5.7x

        3/25/99          Sheridan Healthcare Inc.        Vestar/Sheridan Holdings, Inc.     17.0%     $  6.4        1.38x     8.1x

        5/21/99         Sterling Healthcare Group          PhyAmerica Physician Group      -12.9%         NA        0.75x      NM

        6/14/99         Physicians Specialty Corp.                TA Associates             15.4%     $  5.7        1.45x     9.4x


        6/25/99           Cross Country Staffing             Charterhouse Group Inc.          NA          NA        1.19x      NA


         9/8/99          Datamedic Holding Corp.              Infocure Corporation            NA          NA        1.32x      NA


        11/2/99         Optimum Home Health, Inc.        National Home Health Care Corp.      NA          NA        0.22x      NA


        3/29/00      Correctional Physician Services,      America Service Group, Inc.        NA          NA        0.34x      NA
                                   Inc.

        4/24/00        Correctional Health Services        America Service Group, Inc.        NA          NA        0.89x      NA


         8/3/00        Phycor of New Britian, Inc.        Grove Hill Medical Center PC        NA          NA          NA       NA

        11/7/00      Phycor, Inc, - 5 medical clinics   Physician groups affiliated with      NA          NA          NA       NA
                                                         the respective medical clinics
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            -5.4%     -$40.8        0.49x      NM
        11/14/00*    PhyAmerica Physician Group, Inc.           Majority Shareholder
                                                                                            -5.7%     -$40.3        0.60x      NM
------------------------------------------------------------------------------------------------------------------------------------

Note: Transaction multiples based on financial performance as of the announcement date for the respective transactions.

* Transaction multiples based on financial performance as of announcement date and as of August 20, 2001.

                                                       --------------------
Source: Dow Jones, SDC and SEC filings.                Mean      0.91x 7.7x
                                                       Median    0.89x 8.1x
                                                       --------------------

Proposed Transaction Benefits and Risks
================================================================================

Benefits of Proceeding with the Proposed Transaction
----------------------------------------------------

[_]  Shareholders would receive a significantly higher per share value

     . The Proposed Transaction of $0.15 per share represents a 50% premium to the $0.10 per share trading price on the day immediately preceding the announcement of the Proposed Transaction and a 114% premium to the most recent $0.07 per share trading price.

[_]  Eliminate bankruptcy risk for current shareholders

     . Given current cash requirements to sustain unprofitable operations, the Company could exhaust remaining availability under its existing credit facilities within approximately 12 to 18 months.

------------------------------------------------------------  Duff & Phelps, LLC

Proposed Transaction Benefits and Risks
================================================================================

Risks of Proceeding with the Proposed Transaction
-------------------------------------------------

[_]  Business turnaround

     . If PhyAmerica can make drastic near-term margin and cost improvements, then equity stakes could be viewed much more positively in the public market, although impact is difficult to determine given lack of analyst coverage and extremely thin trading volume.

     . The full impact of new hospital contracts has yet to be seen and could have a greater positive effect on financial performance.

     . Initiatives such as better aligning physician incentives could further improve financial performance as more fee for service contracts are brought into the practice partners program.

[_]  Sale or merger transaction

     . PhyAmerica's current debt level is prohibitively high and operations produce significant losses, rendering it an unattractive acquisition or merger candidate.

     . In early 2001, Team Health engaged in discussions and an investigative process to analyze a potential acquisition of or merger with PhyAmerica. Ultimately, Team Health decided not to make a proposal for the Company.

------------------------------------------------------------  Duff & Phelps, LLC

Alternatives to the Proposed Transaction
================================================================================

[_]  Status quo

     . Continue operations as a public company with a high degree of bankruptcy risk due to continuing poor operating performance and dwindling liquidity.

[_]  Refinance existing long-term debt

     . In today's financing environment, the capital markets generally are not interested in physician management companies.

     . The Company's current accounts receivable sale program is generally considered a "last resort" financing option as it is.

[_]  Separation of existing businesses

     . In early 2000, the Company considered separating its HBR billing operations and privatizing the remainder of the Company.

     . The SEC responded with a list of 72 questions, reviewing the proposal with additional scrutiny as if it was a "going private" transaction.

     . Additionally, since a majority of HBR's revenues are from PhyAmerica's emergency physician management business, a spin-off of HBR would be difficult.

     . The Company discontinued its pursuit of this alternative after receiving the SEC's response.

------------------------------------------------------------  Duff & Phelps, LLC

Summary Conclusion
================================================================================

[_] The total consideration of $6.4 million in cash, or $0.15 per PhyAmerica common share based on 43.7 million shares outstanding, is supported by our DCF valuation analysis, public market multiples, and change of control transactions in the industry.

     . Our valuation range for PhyAmerica's common stock is in the range of $0 to $1.9 million, or $0.00 to $0.04 per share, based on 43.7 million shares outstanding. This valuation range is supported by public company valuation multiples.

     . The current trading price of PhyAmerica's common stock as of the date of this report is $0.07 per share.

     . The Proposed Transaction of $0.15 per share represents a 50% premium to the $0.10 per share trading price on the day immediately preceding the announcement of the Proposed Transaction and a 114% premium to the most recent $0.07 per share trading price.

     . As mentioned on page 1 of this report, our valuation of the Company's common stock explicitly excludes any examination or valuation of pending litigation claims.

[_] As a result of the aforementioned analyses, and disregarding any potential value attributed to the derivative claims litigation, as of the date of this report, the consideration to be received for the common shares in the Proposed Transaction is in excess of our valuation range for the Company's shares.

------------------------------------------------------------  Duff & Phelps, LLC